UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 21, 2016

CAREDX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36536	94-3316839
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

3260 Bayshore Boulevard

Brisbane, California 94005

(Address of principal executive offices, including zip code)

(415) 287-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

As previously disclosed, on June 15, 2016, CareDx, Inc. (the “Company”) received a letter from Nasdaq OMX Stockholm AB (the “Exchange”) regarding the Company’s compliance with the requirements of the Nasdaq Stockholm Takeover Rules (the “Takeover Rules”) and good practice in the securities market in Sweden in connection with the Company’s recently completed acquisition of Allenex AB. The Exchange concluded that the Company violated certain technical provisions of the Takeover Rules and acted contrary to good practice in the securities market in Sweden and gave the Company the opportunity to submit the Company’s views before it decided whether to refer the matter to its Disciplinary Committee. On July 11, 2016, the Company submitted a response, which was considered by the Exchange in making a final determination whether to refer the matter to its Disciplinary Committee for further assessment. On September 21, 2016, the Company received notice from the Exchange that, by letter dated September 20, 2016 from the Exchange to its Disciplinary Committee, the Exchange referred the matter to the Disciplinary Committee and sought a ruling from the Disciplinary Committee regarding disciplinary sanction. Following a hearing before the Disciplinary Committee that was held on December 9, 2016, the Disciplinary Committee informed the Company on December 21, 2016 that the Disciplinary Committee has imposed a fine on the Company of SEK 1.0 million (approximately US$0.1 million).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREDX, INC.
Date: December 23, 2016

By: /s/ Charles Constanti
Charles Constanti
Chief Financial Officer